Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Strengthens Cash Position and Returns to Profitability in Third Quarter

Highlights:

•	Income from continuing operations of $73 million, or $0.07 per share

•	Excluding restructuring and special items, income of $39 million, or $0.04 per share

•	Revenues up 9 percent over second quarter 2009

•	Cash Sustainability initiatives exceeding targets

•	Actions offsetting negative currency and energy impacts

•	EBITDA of $454 million in third quarter 2009

•	Cash from operations of $184 million in third quarter 2009

•	Debt-to-capital at 38.3%, down 140 basis points sequentially

•	Cash on hand of $1.1 billion

NEW YORK, NY – October 7, 2009 – Alcoa (NYSE: AA) today announced third quarter 2009 income from continuing operations of $73 million, or $0.07 per diluted share, compared to a loss from continuing operations of $312 million, or $0.32 per share, in the second quarter 2009. Income from continuing operations in the third quarter of 2008 was $306 million, or $0.37 per share. Excluding restructuring and special items, income for the third quarter 2009 was $39 million, or $0.04 per share.

The third quarter of 2009 had net income of $77 million, or $0.08 per share, compared with a net loss for the second quarter of 2009 of $454 million, or $0.47 per share. Net income in the third quarter of 2008 was $268 million, or $0.33 per share. Discontinued operations for the third quarter of 2009 had income of $4 million, or $0.01 per share. The second quarter of 2009 had a loss of $142 million, or $0.15 per share.

Restructuring and special items in the quarter totaled $34 million, or $0.03 per share. These items included a gain on the completion of a transaction to acquire bauxite and alumina refining interests in Suriname of $35 million and restructuring charges of $17 million before tax ($1 million after tax and noncontrolling interests).

Revenues for the quarter were $4.6 billion compared with $4.2 billion in the second quarter of 2009, a nine percent increase. Revenues were $7.0 billion in the third quarter of 2008. Sequentially, revenues were helped by an increase in realized prices for primary aluminum to $1,972 per metric ton from $1,667 per metric ton in the second quarter, as well as stabilization in the end markets.

“The financial and operational measures we took in the first half of the year are having a strong positive impact on our cash position and profitability,” said Klaus Kleinfeld, Alcoa President and Chief Executive Officer. “Despite unfavorable currency and energy headwinds, our performance this quarter indicates that Alcoa is weathering the economic storm and is in excellent shape to benefit when the market recovers.”

The Company is exceeding all the targets of its Cash Sustainability Program, which helped to offset negative currency and energy impacts in the quarter of $89 million. Overhead savings are $375 million, 188 percent of the full year target for 2009, and procurement savings are $1.61 billion, 107 percent of the full-year target. Reductions in working capital have generated $780 million in cash, or 98 percent of the 2009 target of $800 million.

Cash from operations in the quarter was $184 million compared with $328 million in the second quarter of 2009 as working capital reductions continued, yet at a slower pace due to rising prices. Cash from operations in the third quarter 2008 was a negative $93 million. EBITDA in the quarter improved by $454 million from zero in the second quarter of 2009.

During the quarter, the Company received the final $520 million of proceeds from the exiting of the Shining Prospect venture and finished the quarter with $1.1 billion of cash on hand. The Company’s debt-to-capital ratio stood at 38.3 percent at the end of the quarter, a 140 basis point reduction from the second quarter of 2009.

Capital expenditures in the quarter were $370 million, on-target to reach the 2009 goal of a nearly 50 percent reduction from 2008. In the quarter, the Company commissioned its Juruti bauxite mine in Brazil and new lithographic sheet operations in Bohai, China. This follows the opening of a new end and tab line in Russia in late-June. These investments will lower costs and position the Company well for growth as economies improve in those important markets.

Revenues for the first nine months of 2009 were $13.0 billion, compared to $21.2 billion in the first nine months of 2008. Income from continuing operations for the first nine months of 2009 showed a loss of $719 million, or $0.78 per share, compared with income of $1.2 billion, or $1.40 per share, in the first nine months of 2008. The nine months of 2009 showed a net loss of $874 million, or $0.95 per share, compared to net income of $1.1 billion, or $1.35 per share, in the first nine months of 2008.

In the second half of 2009, there are signs that key markets the Company operates in are stabilizing. Due to low inventories at distributors and rising shipments, regional premiums are improving and global aluminum consumption is expected to increase 11 percent in the second half of 2009.

Segment Results

Alumina

After tax operating income (ATOI) was $65 million, a $72 million improvement from the second quarter. Alumina production increased nine percent or 305 thousand metric tons and average third-party realized pricing improved 13 percent, helped by rising LME aluminum prices and improved demand. A $58 million benefit from the Suriname acquisition was partially offset by negative currency impacts of $28 million and higher energy costs of $13 million. The Juruti mine was officially commissioned this quarter and combined with the Sao Luis refining expansion, will place Alcoa’s overall refining system in the top quartile on the global cost curve in terms of low-cost production.

Primary Metals

ATOI improved $170 million sequentially to a loss of $8 million due primarily to improved pricing. Smelting production decreased 25 thousand metric tons and third-party realized pricing was up $305 per metric ton, or 18 percent, as LME pricing and regional premiums continued to improve. Results were negatively impacted by $29 million of currency effects. The production run rate now stands at 3.5 million metric tons with approximately 20 percent of primary production curtailed.

Flat-Rolled Products

ATOI improved $45 million from the second quarter of 2009 through improved orders and significant cost reduction efforts. Shipments for the quarter increased six percent sequentially and revenue increased seven percent. Every key end market except aerospace saw revenue gains, including automotive which increased 21 percent from the second quarter of 2009. Improved shipments and cost reduction efforts more than offset the impacts of product mix and currency effects in Australia. This quarter the Bohai flat-rolled products facility in China was inaugurated and it is already serving customers in the printing, transportation, electronics, and packaging industries.

Engineered Products and Solutions

ATOI for the quarter of $75 million was 15 percent below the sequential quarter results driven by continued aerospace destocking, industrial gas turbine market declines, and normal seasonal impacts. This was partially mitigated by improved demand in commercial transportation and strong results from spend reduction efforts.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 7, 2009 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland, and has been a member of the Dow Jones Sustainability Index for seven consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance, or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine, and other markets; (c) Alcoa’s inability to mitigate impacts from energy supply interruptions or from increased energy, transportation, and raw materials costs or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, return on capital improvement, cost savings, or earnings or revenue growth anticipated by management in connection with its restructuring, portfolio streamlining, and liquidity strengthening actions; (e) Alcoa’s inability to complete its growth projects and portfolio streamlining projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health, and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited) (a)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2008 (b)	June 30, 2009	September 30, 2009
Sales	$6,970	$4,244	$4,615

Cost of goods sold (exclusive of expenses below)	5,648	3,966	3,888
Selling, general administrative, and other expenses	275	240	234
Research and development expenses	61	38	39
Provision for depreciation, depletion, and amortization	311	317	342
Restructuring and other charges	38	82	17
Interest expense	96	115	120
Other expenses (income), net	15	(89)	(123)

Total costs and expenses	6,444	4,669	4,517

Income (loss) from continuing operations before income taxes	526	(425)	98
Provision (benefit) for income taxes	136	(108)	(22)

Income (loss) from continuing operations	390	(317)	120
(Loss) income from discontinued operations	(38)	(142)	4

Net income (loss)	352	(459)	124

Less: Net income (loss) attributable to noncontrolling interests	84	(5)	47

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$268	$(454)	$77

Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$306	$(312)	$73
(Loss) income from discontinued operations	(38)	(142)	4

Net income (loss)	$268	$(454)	$77

Earnings (loss) per share attributable to Alcoa common shareholders (c):
Basic:
Income (loss) from continuing operations	$0.37	$(0.32)	$0.07
(Loss) income from discontinued operations	(0.04)	(0.15)	0.01

Net income (loss)	$0.33	$(0.47)	$0.08

Diluted:
Income (loss) from continuing operations	$0.37	$(0.32)	$0.07
(Loss) income from discontinued operations	(0.04)	(0.15)	0.01

Net income (loss)	$0.33	$(0.47)	$0.08

Average number of shares used to compute:
Basic earnings per common share	807,570,516	974,279,655	974,353,242
Diluted earnings per common share	809,834,586	974,279,655	977,593,656

Shipments of aluminum products (metric tons)	1,342,000	1,288,000	1,230,000

(a)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

(b)	The Statement of Consolidated Operations for the quarter ended September 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued (a)

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2008 (d)	2009
Sales	$21,213	$13,006

Cost of goods sold (exclusive of expenses below)	16,898	11,997
Selling, general administrative, and other expenses	894	718
Research and development expenses	185	118
Provision for depreciation, depletion, and amortization	942	942
Restructuring and other charges	76	168
Interest expense	282	349
Other income, net	(23)	(182)

Total costs and expenses	19,254	14,110

Income (loss) from continuing operations before income taxes	1,959	(1,104)
Provision (benefit) for income taxes	580	(437)

Income (loss) from continuing operations	1,379	(667)
Loss from discontinued operations	(41)	(155)

Net income (loss)	1,338	(822)

Less: Net income attributable to noncontrolling interests	221	52

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$1,117	$(874)

Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$1,158	$(719)
Loss from discontinued operations	(41)	(155)

Net income (loss)	$1,117	$(874)

Earnings (loss) per share attributable to Alcoa common shareholders (c):
Basic:
Income (loss) from continuing operations	$1.41	$(0.78)
Loss from discontinued operations	(0.05)	(0.17)

Net income (loss)	$1.36	$(0.95)

Diluted:
Income (loss) from continuing operations	$1.40	$(0.78)
Loss from discontinued operations	(0.05)	(0.17)

Net income (loss)	$1.35	$(0.95)

Average number of shares used to compute:
Basic earnings per common share	813,550,439	922,347,792
Diluted earnings per common share	816,669,728	922,347,792

Common stock outstanding at the end of the period	800,317,368	974,376,883

Shipments of aluminum products (metric tons)	4,106,000	3,693,000

(c)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. As a result, certain prior period earnings per share amounts were revised in accordance with this new guidance.

(d)	The Statement of Consolidated Operations for the nine months ended September 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2008	September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$762	$1,066
Receivables from customers, less allowances of $65 in 2008 and $74 in 2009	1,883	1,723
Other receivables	708	651
Inventories	3,238	2,516
Fair value of hedged aluminum	586	31
Prepaid expenses and other current assets	973	1,045

Total current assets	8,150	7,032

Properties, plants, and equipment	31,301	34,932
Less: accumulated depreciation, depletion, and amortization	13,846	15,340

Properties, plants, and equipment, net	17,455	19,592

Goodwill	4,981	5,048
Investments	1,915	940
Deferred income taxes	2,688	2,642
Other assets	2,386	2,666
Assets held for sale	247	179

Total assets	$37,822	$38,099

LIABILITIES
Current liabilities:
Short-term borrowings	$478	$343
Commercial paper	1,535	–
Accounts payable, trade	2,518	1,850
Accrued compensation and retirement costs	866	885
Taxes, including income taxes	378	363
Fair value of derivative contracts	461	81
Other current liabilities	987	832
Long-term debt due within one year	56	663

Total current liabilities	7,279	5,017

Long-term debt, less amount due within one year	8,509	9,067
Accrued pension benefits	2,941	2,797
Accrued postretirement benefits	2,730	2,755
Other noncurrent liabilities and deferred credits	1,580	1,803
Deferred income taxes	321	366
Liabilities of operations held for sale	130	76

Total liabilities	23,490	21,881

EQUITY (e)
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	925	1,097
Additional capital	5,850	6,612
Retained earnings	12,400	11,297
Treasury stock, at cost	(4,326)	(4,268)
Accumulated other comprehensive loss	(3,169)	(1,559)

Total Alcoa shareholders’ equity	11,735	13,234

Noncontrolling interests	2,597	2,984

Total equity	14,332	16,218

Total liabilities and equity	$37,822	$38,099

(e)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited) (f)

(in millions)

	Nine months ended September 30,
	2008 (g)	2009
CASH FROM OPERATIONS
Net income (loss)	$1,338	$(822)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	943	942
Deferred income taxes	(10)	(55)
Equity (income) loss, net of dividends	(66)	4
Restructuring and other charges	76	168
Gains from investing activities – asset sales	(30)	(104)
Provision for doubtful accounts	8	13
Loss from discontinued operations	41	155
Stock-based compensation	85	69
Excess tax benefits from stock-based payment arrangements	(15)	–
Other	(44)	124
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(164)	463
(Increase) decrease in inventories	(621)	1,053
(Increase) decrease in prepaid expenses and other current assets	(74)	94
Increase (decrease) in accounts payable, trade	76	(736)
(Decrease) in accrued expenses	(374)	(430)
Increase (decrease) in taxes, including income taxes	27	(515)
Pension contributions	(485)	(102)
(Increase) in noncurrent assets	(91)	(223)
Increase in noncurrent liabilities	30	141
(Increase) decrease in net assets held for sale	(22)	11

CASH PROVIDED FROM CONTINUING OPERATIONS	628	250
CASH USED FOR DISCONTINUED OPERATIONS	(2)	(9)

CASH PROVIDED FROM OPERATIONS	626	241

FINANCING ACTIVITIES
Net change in short-term borrowings	(76)	(125)
Net change in commercial paper	351	(1,535)
Additions to long-term debt	2,105	1,043
Debt issuance costs	(13)	(17)
Payments on long-term debt	(192)	(31)
Proceeds from exercise of employee stock options	177	–
Excess tax benefits from stock-based payment arrangements	15	–
Issuance of common stock	–	876
Repurchase of common stock	(1,082)	–
Dividends paid to shareholders	(420)	(198)
Dividends paid to noncontrolling interests	(193)	(93)
Contributions from noncontrolling interests	429	327

CASH PROVIDED FROM FINANCING ACTIVITIES	1,101	247

INVESTING ACTIVITIES
Capital expenditures	(2,405)	(1,254)
Capital expenditures of discontinued operations	(16)	(5)
Acquisitions, net of cash acquired (h)	(276)	112
Acquisitions of noncontrolling interests	(141)	–
Proceeds from the sale of assets and businesses (i)	2,684	(73)
Additions to investments (j)	(1,276)	(26)
Sales of investments	72	1,026
Net change in short-term investments and restricted cash	(2)	8
Other	(27)	(9)

CASH USED FOR INVESTING ACTIVITIES	(1,387)	(221)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	8	37

Net change in cash and cash equivalents	348	304
Cash and cash equivalents at beginning of year	483	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$831	$1,066

(f)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented.

(g)	The Statement of Consolidated Cash Flows for the nine months ended September 30, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to held for sale and discontinued operations and the Global Foil and Transportation Products Europe businesses to held for sale, all of which occurred in the fourth quarter of 2008.

(h)	Acquisitions, net of cash acquired for the nine months ended September 30, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009, and cash received in the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.

(i)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2009 was a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.

(j)	Additions to investments for the nine months ended September 30, 2009 includes a cash inflow for the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q08	2Q08	3Q08	4Q08	2008	1Q09	2Q09	3Q09
Alumina:
Alumina production (kmt)	3,870	3,820	3,790	3,776	15,256	3,445	3,309	3,614
Third-party alumina shipments (kmt)	1,995	1,913	2,010	2,123	8,041	1,737	2,011	2,191
Third-party sales	$680	$717	$805	$722	$2,924	$430	$441	$530
Intersegment sales	$667	$766	$730	$640	$2,803	$384	$306	$432
Equity income	$2	$2	$2	$1	$7	$2	$1	$2
Depreciation, depletion, and amortization	$74	$67	$68	$59	$268	$55	$67	$81
Income taxes	$57	$67	$91	$62	$277	$(1)	$(21)	$13
After-tax operating income (ATOI)	$169	$190	$206	$162	$727	$35	$(7)	$65

Primary Metals:
Aluminum production (kmt)	995	1,030	1,011	971	4,007	880	906	881
Third-party aluminum shipments (kmt)	665	750	704	807	2,926	683	779	698
Alcoa’s average realized price per metric ton of aluminum	$2,801	$3,058	$2,945	$2,125	$2,714	$1,567	$1,667	$1,972
Third-party sales	$1,877	$2,437	$2,127	$1,580	$8,021	$844	$1,146	$1,362
Intersegment sales	$1,105	$1,108	$1,078	$636	$3,927	$393	$349	$537
Equity income (loss)	$9	$10	$1	$(18)	$2	$(30)	$4	$–
Depreciation, depletion, and amortization	$124	$128	$131	$120	$503	$122	$139	$143
Income taxes	$116	$131	$29	$(104)	$172	$(147)	$(119)	$(52)
ATOI	$307	$428	$297	$(101)	$931	$(212)	$(178)	$(8)

Flat-Rolled Products (1):
Third-party aluminum shipments (kmt)	589	571	562	499	2,221	442	448	476
Third-party sales	$2,336	$2,363	$2,343	$1,924	$8,966	$1,510	$1,427	$1,529
Intersegment sales	$66	$65	$52	$35	$218	$26	$23	$34
Depreciation, depletion, and amortization	$55	$59	$51	$51	$216	$52	$55	$60
Income taxes	$18	$20	$18	$(21)	$35	$–	$(1)	$17
ATOI	$33	$48	$22	$(106)	$(3)	$(61)	$(35)	$10

Engineered Products and Solutions (1), (2):
Third-party aluminum shipments (kmt)	69	69	63	56	257	41	50	43
Third-party sales	$1,551	$1,660	$1,596	$1,392	$6,199	$1,270	$1,194	$1,128
Equity income	–	–	–	–	–	–	–	1
Depreciation, depletion, and amortization	$42	$41	$41	$41	$165	$40	$46	$41
Income taxes	$60	$75	$60	$27	$222	$46	$40	$33
ATOI	$148	$172	$140	$73	$533	$95	$88	$75

Packaging and Consumer (3):
Third-party aluminum shipments (kmt)	19	–	–	–	19	–	–	–
Third-party sales	$497	$19	$–	$–	$516	$–	$–	$–
Depreciation, depletion, and amortization	$–	$–	$–	$–	$–	$–	$–	$–
Income taxes	$10	$–	$–	$–	$10	$–	$–	$–
ATOI	$11	$–	$–	$–	$11	$–	$–	$–

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q08	2Q08	3Q08	4Q08	2008	1Q09	2Q09	3Q09
Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$668	$838	$665	$28	$2,199	$(143)	$(132)	$142
Unallocated amounts (net of tax):
Impact of LIFO	(31)	(44)	(5)	73	(7)	29	39	80
Interest income	9	12	10	4	35	1	8	(1)
Interest expense	(64)	(57)	(63)	(81)	(265)	(74)	(75)	(78)
Noncontrolling interests (4)	(67)	(70)	(84)	–	(221)	(10)	5	(47)
Corporate expense	(82)	(91)	(77)	(78)	(328)	(71)	(70)	(71)
Restructuring and other charges	(30)	(1)	(25)	(637)	(693)	(46)	(56)	(3)
Discontinued operations	4	(7)	(38)	(262)	(303)	(17)	(142)	4
Other	(104)	(34)	(115)	(238)	(491)	(166)	(31)	51
Consolidated net income (loss) attributable to Alcoa	$303	$546	$268	$(1,191)	$(74)	$(497)	$(454)	$77

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the second quarter of 2009, management approved the movement of Alcoa’s hard alloy extrusions business from the Flat-Rolled Products segment to the Engineered Products and Solutions segment. This move was made to capture market, customer, and manufacturer synergies through the combination of the hard alloy extrusions business with the power and propulsion forgings business. Prior period amounts were reclassified to reflect this change.

(2)	Prior period segment information for Engineered Products and Solutions was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

(3)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. The Packaging and Consumer segment no longer contains any operations.

(4)	On January 1, 2009, Alcoa adopted changes issued by the Financial Accounting Standards Board to consolidation accounting and reporting. These changes, among others, require that minority interests be renamed noncontrolling interests for all periods presented.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income

	Quarter ended September 30, 2009
	Income	Earnings per share

Net income attributable to Alcoa	$77	$0.08

Income from discontinued operations	4

Income from continuing operations attributable to Alcoa	73	0.07

Gain on acquisition in Suriname	(35)

Restructuring and other charges	1

Income from continuing operations attributable to Alcoa – as adjusted	$39	0.04

Income from continuing operations attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges and transaction impacts from acquisitions and divestitures. There can be no assurances that similar items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa – as adjusted.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

EBITDA

	Quarter ended		Change
	June 30, 2009	September 30, 2009
(Loss) income from continuing operations	$(317)	$120	$437

Benefit for income taxes	(108)	(22)	86
Other income, net	(89)	(123)	(34)
Interest expense	115	120	5
Restructuring and other charges	82	17	(65)

Net margin	(317)	112	429
Provision for depreciation, depletion, and amortization	317	342	25

Earnings before interest, taxes, depreciation, and amortization	$–	$454	$454

Alcoa’s definition of EBITDA is net margin plus depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations.